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As Filed with the Securities and Exchange Commission on December 23, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the
SECURITIES ACT OF 1933

COASTCAST CORPORATION
(Exact Name of Registrant as Specified in its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	95-3454926 (IRS Employer Identification No.)
3025 E. Victoria Street Rancho Dominguez, California 90221 (Address of Principal Executive Offices)	90221 (Zip Code)
COASTCAST CORPORATION 2001 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN (Full Title of the Plan)
HANS H. BUEHLER Chief Executive Officer COASTCAST CORPORATION 3025 E. Victoria Street Rancho Dominguez, California 90221 (Name and Address of Agent for Service)
(310) 638-0595 (Telephone number, including area code, of agent for service)

Copies of Communications to:

FREDERICK W. GARTSIDE, Esq.
JEFFER, MANGELS, BUTLER & MARMARO LLP
1900 Avenue of the Stars, Seventh Floor
Los Angeles, California 90067
(310) 203-8080
Fax: (310) 203-0567

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, no par value per share, to be issued under 2001 Non-Employee Director Stock Option Plan	200,000 shares	$1.91	$382,000	$35.14

(1)
Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions. Registered securities include attached preferred stock purchase rights issuable pursuant to the Registrant's existing Rights Plan.

(2)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Fee calculation is based on the average of the bid and ask price for the Registrant's common stock as reported on the over the counter bulletin board on December 18, 2002.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        The following documents are incorporated by this reference into this Registration Statement:

          (a)  The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (b)  The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 filed pursuant to Section 13 of the Exchange Act.

          (c)  The Registrant's Current Report on 8-K filed on September 13, 2002.

          (d)  The description of the Registrant's Common Stock to be offered hereby which is contained in its Registration Statement on Form 8-A filed October 7, 2002 pursuant to Section 12 of the Exchange Act.

          (e)  The description of the Registrant preferred stock purchase rights which is contained in its Registration Statement on Form 8-A filed October 7, 2002 pursuant to Section 12 of the Exchange Act.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities

        Not Applicable.

Item 5.    Interests of Named Experts and Counsel

        Not Applicable.

Item 6.    Indemnification of Directors and Officers.

        Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

        Pursuant to provisions of the California General Corporation Law, the Articles of Incorporation of Registrant (the "Company"), as amended, include a provision which eliminates the personal liability of its directors to the Company and its shareholders for monetary damage to the fullest extent permissible under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the California Corporations Code (concerning contracts or transactions between the Company and a director) or (vii) under Section 316 of the California Corporations Code (directors' liability for improper dividends, loans and guarantees). The provision does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders.

        The Company's Articles of Incorporation, as amended, authorize the Company to indemnify its officers, directors and other agents to the fullest extent permitted by California law, exclusive of rights provided through bylaw provisions, agreements, vote of shareholders or disinterested directors or otherwise. The Company's Articles of Incorporation, as amended, also authorize the Company to indemnify its officers, directors and agents for breach of duty to the Company and its shareholders through bylaw provisions, agreements or both, in excess of the indemnification otherwise permitted under California law, subject to certain limitations. The Company has entered into indemnification agreements with all of its directors and certain of its executive officers whereby the Company will indemnify each such person (an "indemnitee") against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving in his employment capacity. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of such claim from the Company or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act of 1933.

        The Bylaws of the Company provide that indemnification for directors and officers must be provided to the fullest extent permitted under California law and the Company's Articles of Incorporation.

        The Company has obtained directors' and officers' liability insurance to insure directors and officers of the Company for covered losses as defined in such insurance policy.

Item 7.    Exemption from Registration Claimed

        Not Applicable.

Item 8.    Exhibits

        The Exhibits to this Registration Statement are listed in the Index to Exhibits which is incorporated herein by this reference.

Item 9.    Undertakings

        (a)  The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

        (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Dominguez, State of California, on the 23rd day of December, 2002.

COASTCAST CORPORATION

By:	/s/ HANS H. BUEHLER Hans H. Buehler, Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Hans H. Buehler and Charles P. Heintz his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ HANS H. BUEHLER Hans H. Buehler	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2002
/s/ NORMAN FUJITAKI Norman Fujitaki	Chief Financial Officer (Principal Accounting Officer)	December 23, 2002
/s/ ROBERT H. GOON Robert H. Goon	Director	December 23, 2002
/s/ EDWIN A. LEVY EDWIN A. LEVY	Director	December 23, 2002

/s/ GARY V. MELONI Gary V. Meloni	Director	December 23, 2002
/s/ LEE E. MIKLES Lee E. Mikles	Director	December 23, 2002
/s/ PAUL A. NOVELLY Paul A. Novelly	Director	December 23, 2002
/s/ LUANN G. SMITH Luann G. Smith	Director	December 23, 2002

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Articles of Incorporation, as amended (incorporated by reference to the exhibits to the Registration Statement on Form S-1 (Registration No. 33-71294) filed on November 4, 1993, as amended by Amendment No. 1 filed on November 17, 1993, Amendment No. 2 filed on December 1, 1993 and Amendment No. 3 filed on December 9, 1993.)
4.2	Certificate of Amendment of Articles of Incorporation of the Registrant (incorporated by reference to exhibits to Form 8-A filed on November 1, 2000).
4.3	Bylaws of the Registrant, as amended (incorporated by reference to the exhibits to Form 10-Q for the fiscal quarter ended June 30, 2001).
4.4	Certificate of Determination of Series A Preferred Stock (incorporated by reference to exhibits to Form 8-A filed on November 1, 2000).
4.5
Rights Agreement, dated October 27, 2000 between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to the exhibits to Form 8-K filed on November 1, 2000).
5.1	Opinion of Jeffer, Mangels, Butler & Marmaro LLP as to legality of securities being registered.
10.1
Coastcast Corporation 2001 Non-Employee Director Stock Option Plan (incorporated by reference to Appendix B to the Registrant's Proxy Statement for its Annual Meeting of Stockholders held on June 20, 2001).
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Jeffer, Mangels, Butler & Marmaro LLP (reference is made to Exhibit 5.1).
24.1	Power of Attorney (contained on page II-2).

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS